Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER

AND FULL-YEAR FISCAL 2014 RESULTS

– Fourth Quarter Net Sales Increased 26% to $473 Million –

– Fourth Quarter GAAP Net Income Per Diluted Share Increased 55% to $0.62 –

– Full Year Non-GAAP Net Income Per Diluted Share Increased 28% to $3.74 –

New York, New York – March 25, 2014 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) (“the Company”) today announced operating results for both the fourth quarter and full year of fiscal 2014.

Net sales for the fiscal year ended January 31, 2014 increased 23% to $1.72 billion from $1.40 billion in the prior year. The sales growth was driven by contributions across the business, as well as from the G.H. Bass & Co. business that was acquired on November 4, 2013. The Company reported GAAP net income for the fiscal year ended January 31, 2014, of $77.4 million, or $3.71 per diluted share, compared to $56.9 million, or $2.80 per diluted share, in the prior year.

On an adjusted basis, excluding expenses associated with the Company’s acquisition of G.H. Bass & Co. and other potential transactions in the current fiscal year and expenses associated with the acquisition of Vilebrequin in the Company’s prior fiscal year, Non-GAAP net income increased 28% to $3.74 per diluted share, from $2.92 per diluted share, in the prior fiscal year.

For the fiscal year ended January 31, 2014, adjusted EBITDA increased 29% to $147.1 million from $114.0 million in the prior fiscal year.

For the fourth quarter ended January 31, 2014, G-III reported net sales increased by 26% to a record level of $472.8 million from $375.3 million in the fourth quarter last year,

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also driven by broad strength across categories and tiers of distribution, as well as by the recently acquired G.H. Bass & Co. business. The Company’s fourth quarter GAAP net income increased 62% to $13.1 million, or $0.62 per diluted share, from $8.1 million, or $0.40 per diluted share, in the fourth quarter of the prior year.

Reconciliations of GAAP net income per share to Non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. The Non-GAAP net income per share and adjusted EBITDA reported for the full fiscal 2014 year reflect the exclusion of expenses associated with the acquisition of G.H. Bass & Co. and other potential transactions and, for the full fiscal 2013 year, the exclusion of expenses and integration costs associated with the acquisition of Vilebrequin. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results for the full fiscal 2014 year prepared in accordance with GAAP.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “Fiscal 2014 was an excellent year. We continued to grow at a fast pace, executed our strategic plan for Vilebrequin, acquired G.H. Bass & Co. and produced both strong sales growth and increased profitability. We are pleased to have performed well throughout the year and finished up fiscal 2014 with record breaking results for sales and earnings.”

Mr. Goldfarb concluded, “We continue to create a variety of significant growth opportunities as we build our operating platforms. We believe that this systematic approach to growth and diversification, combined with cost discipline, positions us to continue our strategic expansion, organically and through acquisition, and drives excellent value to our shareholders.”

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Outlook

Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2015. For fiscal 2015, the Company is forecasting net sales of approximately $2.05 billion and net income between $85.2 million and $88.5 million, or between $3.95 and $4.10 per diluted share. The Company is also projecting EBITDA for fiscal 2015 to increase to between $166.3 million and $171.5 million.

For the first fiscal quarter ending April 30, 2014, the Company is forecasting net sales of approximately $346 million and a net loss between $2.0 million and $4.0 million, or between $0.10 and $0.20 per share. This compares to net sales of $272.6 million and net income of $1.1 million, or $0.05 per diluted share, in the first quarter of fiscal 2014. First quarter results will be negatively impacted by the G. H. Bass & Co. acquisition.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, performance wear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin, Calvin Klein Performance and Andrew Marc names.

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Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/14	1/31/13	1/31/14	1/31/13

Net sales	$472,755	$375,277	$1,718,231	$1,399,719
Cost of sales	306,237	257,380	1,132,598	948,082
Gross profit	166,518	117,897	585,633	451,637
Selling, general and administrative expenses	140,177	98,887	440,506	341,242
Depreciation and amortization	4,154	2,943	13,676	9,907
Operating profit	22,187	16,067	131,451	100,488
Equity loss in joint venture	-	13	-	719
Interest and financing charges, net	2,746	2,553	9,223	7,764
Income before taxes	19,441	13,501	122,228	92,005
Income tax expense	6,767	5,604	45,826	35,436
Net income	12,674	7,897	76,402	56,569
Add: Loss attributable to noncontrolling interest	381	173	958	306

Income attributable to G-III	$13,055	$8,070	$77,360	$56,875

Net income per common share:
Basic	$0.64	$0.40	$3.81	$2.84
Diluted	$0.62	$0.40	$3.71	$2.80

Weighted average shares outstanding:
Basic	20,422	20,111	20,323	20,006
Diluted	20,984	20,375	20,864	20,280

Selected Balance Sheet Data (in thousands):	At January 31,
	2014	2013
Cash	$22,091	$27,360
Working Capital	349,638	283,369
Inventory	359,639	280,929
Total Assets	830,897	717,772
Short-term Revolving Debt	48,843	65,000
Long-term Debt	20,560	19,778
Total Stockholders’ Equity	521,997	429,240

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP NET

INCOME PER SHARE

(Unaudited)

	Year Ended January 31,
	2014	2013

GAAP diluted net income per common share	$3.71	$2.80
Excluded from Non-GAAP:
Expenses associated with acquisitions and other potential transactions	0.03	0.12
Non-GAAP diluted net income per common share	$3.74	$2.92

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes the expenses associated with our acquisition of G.H. Bass & Co. and other potential transactions in the fiscal year ended January 31, 2014 and expenses and integration costs associated with the acquisition of Vilebrequin in the fiscal year ended January 31, 2013. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding discrete expenses and integration costs associated with these acquisitions and potential transactions that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO

FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2015	Actual Twelve Months Ended January 31, 2014	Actual Twelve Months Ended January 31, 2013

Net income	$ 85,200 -$ 88,500	$77,360	$56,875
Expenses associated with acquisitions and other potential transactions	-	1,028	3,970
Depreciation and amortization	19,700	13,676	9,907
Interest and financing charges, net	9,200	9,223	7,764

Income tax expense	52,200-54,100	45,826	35,436
Adjusted EBITDA, as defined	$ 166,300 – $ 171,500	$147,113	$113,952

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses associated with our acquisition of G.H. Bass & Co. and other potential transactions in the fiscal year ended January 31, 2014 and expenses and integration costs related to the acquisition of Vilebrequin in the fiscal year ended January 31, 2013. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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